Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We consent to the incorporation by reference in the registration statement (No. 333-133163, No. 333-49112, No. 333-149613 and No. 333-155368) on Form S-1 of Nationwide Life Insurance Company of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules which reports appear in the December 31, 2009 annual report on Form 10-K of Nationwide Life Insurance Company. Our report with respect to the financial statements refers to the Company’s change in its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.

/s/ KPMG LLP

Columbus, Ohio

March 1, 2010